EXHIBIT 99

Contact                                          Porter, LeVay & Rose, Inc.
Provectus Pharmaeuticals, Inc.                                                             Marion Nurse, DM, VP - Investor Relations
Peter R. Culpepper, CFO                                                                                 Bill Gordon, SVP - Media Relations
Phone:  866-594-5999 #30                                                                                    Phone: 212-564-4700

FOR IMMEDIATE RELEASE

PROVECTUS PHARMACEUTICALS, INC. UPDATES SHAREHOLDERS WITH YEAR IN REVIEW AND DISCUSSES CLINICAL DEVELOPMENT PLANS

KNOXVILLE, TN, March 1, 2011 – Provectus Pharmaceuticals, Inc. (OTC BB: PVCT), a development-stage oncology and dermatology biopharmaceutical company, updates shareholders on its accomplishments for 2010 and what to expect in the first part of 2011.

Dear Shareholders:

During 2010 Provectus achieved several significant clinical milestones for both our oncology and dermatology therapeutics.  As a result of our achievements, we believe we are in a position of strength as we await our second meeting with the U.S. Food and Drug Administration “(“FDA”) to finalize the design of a pivotal Phase 3 randomized controlled study of PV-10 for metastatic melanoma, suitable for Special Protocol Assessment (“SPA”), and also actively seek partnership relationships to develop both our oncology and dermatology therapeutics. We remain excited about PV-10’s apparent immunologic response and look forward to initiating a Phase 2B clinical study in which investigators will seek to gain greater insight and clarity into this response. Regulatory progress for PV-10 for metastatic melanoma has also been positive in Australia, following our recent meeting with the Australian Therapeutic Goods Administration (“TGA”).

With positive clinical and corporate developments achieved during the past year, we wanted to provide you with some of the key highlights of 2010.  We thank you for your continued support of our company and our quest to bring our therapies to market and realize maximum shareholder value.  Further details can be found in the press release section of our website, http://www.pvct.com, where you can also read some of the news coverage we have received in the media and scientific publications.

CLINICAL DEVELOPMENTS:

PV-10 for Metastatic Melanoma

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We have scheduled our second meeting with FDA to discuss the design of a pivotal Phase 3 randomized controlled trial suitable for SPA.  During the first end of Phase 2 meeting with FDA in April, we received guidance for the design of this trial.

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We also met with the Australian TGA to review regulatory approval of PV-10 in Australia.  TGA agreed to the same primary endpoint of durable response as was proposed to FDA during our April meeting.  Use of interim data from the first half of Phase 3 study subjects, in conjunction with safety data collected in earlier studies of PV-10 for melanoma, was discussed to allow early evaluation for marketing approval for metastatic melanoma, and TGA agreed that these data should be sufficient for this review if the analysis confirmed efficacy.

-more-

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Phase 2 data on visceral metastases were presented at ASCO in June by Dr. Sanjiv Agarwala, Chief of Medical Oncology and Hematology at St. Luke’s Hospital and Health Network in Bethlehem, PA and Principal Investigator for our Phase 2 trial site at St. Luke’s.  Positive improvement that was observed in these remote, untreated lesions, including metastases to the lungs, liver and brain, illustrated a potential systemic benefit in visceral organs to which melanoma has spread.  Key conclusions included: a majority of subjects exhibited a robust response in their injected lesions; locoregional treatment with PV-10 may elicit systemic benefit in untreated visceral lesions; and the overall safety and efficacy profile of PV-10 appears to compare favorably with available and emerging options for metastatic melanoma patients.

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Dr. Agarwala later presented full Phase 2 Study data from the entire study population of 80 subjects at the Melanoma 2010 Congress in Sydney, Australia in November. The bystander effect, which appears to result from an immunologic response stimulated by PV-10 chemoablation, was noted by Dr. Agarwala, and was closely correlated with successful ablation of injected lesions.  A Phase 2B clinical trial is planned to study the immunologic processes whereby PV-10 produces this systemic response.  Importantly, the initial full study results for all 80 subjects enrolled in the Phase 2 study were statistically equivalent to those presented at ASCO despite the more advanced state of the second group of subjects.

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We also reported progress with our Compassionate Use Program for PV-10 for non-visceral cancers.  With more nearly 50 patients enrolled at six centers across the U.S. and Australia, the protocol enables subjects to undergo more frequent and extensive treatments of PV-10 over a longer period of time than was allowed under the protocol used for the Phase 2 melanoma trial.  Its dosage is expected to serve as the blueprint for a potential Phase 3 study for metastatic melanoma.  We are very thankful that these patients are benefitting from the use of PV-10 through expanded access.

PV-10 for Liver Cancer

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PV-10’s clinical benefits, we believe, are not limited to metastatic melanoma.  We recently completed enrollment, treatment and final evaluation of the final subject in our Phase 1 Trial of PV-10 for liver cancer.  The study consisted of two cohorts of three subjects, each who received a single dose of PV-10 to a single inoperable liver lesion.  Based on very encouraging preliminary results, we are currently designing a Phase 2 study for liver cancer.

PH-10 for Atopic Dermatitis and Psoriasis

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With positive Phase 2 Results reported for PH-10 for Psoriasis and Atopic Dermatitis, we are actively seeking to out-license PH-10 for the treatment of serious dermatological diseases, and expect to formally engage a financial advisor to assist us with that process once we receive our first term sheet.  To date, our meetings and discussions with prospective dermatology partners have been very encouraging.

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We have initiated a Phase 2C clinical trial of PH-10 for psoriasis, as discussions with potential outlicensing partners confirmed our belief that this trial would further solidify the commercial viability of PH-10 in our partnering discussions.  It is a multicenter, randomized controlled study, expected to enroll up to 90 subjects at four different sites, and is our largest dermatological clinical trial thus far.  Enrollment in this trial has been proceeding at a rapid pace with approximately 50 of the potential 90 subjects already enrolled.

-more-

CORPORATE DEVELOPMENTS:

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In January 2011 approximately $5.1 million was invested directly by various existing investors, primarily institutional investors.  This investment is expected to be the last the Company accepts due to ongoing partnership discussions and otherwise the last below $1.12 per share.

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In December we received the endorsement of Lincoln Park Capital Fund, LLC,  (“LPC”) with a $1 million investment, and the commitment to invest an additional $30 million of equity capital at Provectus’s sole discretion.  LPC invested its first $1 million at a 9.8% premium to the market.  This commitment provides us flexibility to strategically develop PV-10 and PH-10 as we continue our discussions with potential partners.

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In November, Seth Orlow, M.D., Ph.D., Professor of Dermatology, Cell Biology and Pediatrics, and Chairman of the New York University School of Medicine’s Ronald O. Perelman Department of Dermatology, was appointed to our Corporate Advisory Board.  Dr. Orlow has extensive experience brokering corporate partnerships and in the commercialization of prescription drugs and other products in the dermatology and skin care sectors.  A former healthcare venture capitalist and founder of Anaderm, a drug discovery company acquired by Pfizer in 2002, he is assisting Provectus in our path to commercialization.

In conclusion, 2010 was an active and exciting year, one in which we met many milestones in our path to regulatory approval and commercialization of our novel therapies. We have a lot to look forward to in the months ahead, including: meeting a second time with FDA for SPA qualification on PV-10 for metastatic melanoma; the commencement of the Phase 3 trial of PV-10 for metastatic melanoma; the initiation and completion of the Phase 2B immunologic study on PV-10 for metastatic melanoma; initiation of a Phase 2 study of PV-10 for liver cancer; partnership agreements for both PH-10 and PV-10; and the engagement of an investment banker to help in our commercialization efforts. We have never been as confident as we are today that the research we are doing is making great progress in developing novel therapies with commercial viability, as we continue our fight against various cancers and dermatological diseases.

About Provectus Pharmaceuticals, Inc.
Provectus Pharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing systemic side effects. Its oncology focus is on melanoma, breast cancer and metastatic cancers of the liver. The Company has received orphan drug designation from the FDA for its melanoma indication. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed its Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company's other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company's website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

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